EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The 1165(e) Retirement Plan Committee
Oriental Financial Group, Inc.
CODA Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement on Form S-8 dated January 24, 2003 (File No. 333-102696) of Oriental Financial Group Inc. of our report dated June 29, 2011, with respect to the statements of net assets available for benefits of Oriental Financial Group, Inc. CODA Profit Sharing Plan as of December 31, 2010 and 2009, the related statement of changes in net assets available for benefits for the year ended December 31, 2010 and the supplemental schedules, which report appears in the December 31, 2010 annual report on Form 11-K of Oriental Financial Group Inc.
Our report dated June 29, 2011 contains an explanatory paragraph that states that the supplementary information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) does not disclose historical cost of nonparticipant-directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
/s/ KPMG LLP
San Juan, Puerto Rico
June 29, 2011

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